Exhibit 99.1

BGC Partners Reports Second Quarter 2019 Financial Results

Declares Quarterly Dividend of 14 Cents

Conference Call to Discuss Results Scheduled for 10:00 AM ET Today

NEW YORK, NY – July 25, 2019 - BGC Partners, Inc. (NASDAQ: BGCP) (“BGC Partners” or “BGC” or “the Company”), a leading global brokerage and financial technology company, today reported its financial results for the quarter ended June 30, 2019.

Select Results Compared to the Year-Earlier Period1

BGC’s consolidated results reflect the continuing operations of BGC and exclude the results of its former subsidiary Newmark Group, Inc. (NASDAQ: NMRK) (“Newmark”), as all the shares of Newmark held by the Company were spun off (the “Spin-Off” or “Distribution”) to stockholders of BGC on November 30, 2018.2

Highlights of Results from Continuing Operations (USD millions)	2Q19	2Q18	Change
Revenues	$551.2	$491.0	12.2%
GAAP income (loss) from continuing operations before income taxes	36.8	46.9	(21.7)%
GAAP net income (loss) from continuing operations for fully diluted shares	21.0	20.0	5.0%
Adjusted Earnings before noncontrolling interest in subsidiaries and taxes	102.3	101.5	0.8%
Post-tax Adjusted Earnings	89.8	87.5	2.6%
Adjusted EBITDA	116.6	119.7	(2.5)%

Per Share Results from Continuing Operations	2Q19	2Q18	Change
GAAP fully diluted earnings (loss) per share from continuing operations	$0.04	$0.06	(33.3)%
Post-tax Adjusted Earnings per share	$0.17	$0.18	(5.6)%

Management Comments

“Our revenues were up 12 percent, driven by double-digit percentage growth across energy and commodities, as well as equities, insurance, and other asset classes, despite the $9 million foreign exchange headwind to our top-line related to the strengthening U.S. dollar,” said Howard W. Lutnick, Chairman and Chief Executive Officer of BGC. “I am pleased to announce that our board declared a 14 cent qualified dividend for the second quarter. At yesterday’s closing stock price, this translates into a 9.7 percent annualized yield. As we continue to invest in and grow our fully electronic Fenics business,3 hire profitably, and make accretive acquisitions, we expect to deliver strong returns to our investors over time.”

Mr. Lutnick added: “We continue to study simplifying BGC’s organization and are considering restructuring our partnership into a corporation. We intend to provide an update before the end of the year.”

Shaun D. Lynn, President of BGC, said: “Our energy and commodities business grew its top line by 30 percent, led by organic growth and the acquisitions of Poten and Ginga Petroleum, partially offset by the

[1]

U.S. Generally Accepted Accounting Principles is referred to as “GAAP”. “GAAP income before income taxes and noncontrolling interests” and “Adjusted Earnings before noncontrolling interests and taxes” may be used interchangeably with “GAAP pre-tax earnings” and “pre-tax Adjusted Earnings”, respectively. See the sections of this document including “Timing of Outlook for Certain GAAP and Non-GAAP Items”, “Non-GAAP Financial Measures”, “Adjusted Earnings Defined”, “Reconciliation of GAAP Income (Loss) from Continuing Operations before Income Taxes to Adjusted Earnings from Continuing Operations and GAAP Fully Diluted EPS from Continuing Operations to Post-Tax Adjusted EPS from Continuing Operations”,  “Fully Diluted Weighted-Average Share Count under GAAP and for Adjusted Earnings from Continuing Operations”, “Adjusted EBITDA Defined”, “Reconciliation of GAAP Net Income (Loss) from Continuing Operations Available to Common Stockholders to Adjusted EBITDA from Continuing Operations”, and “Liquidity Analysis from Continuing Operations”, including any footnotes to these sections, for the complete and updated definitions of these non-GAAP terms and how, when and why management uses them, as well as for the differences between results under GAAP and non-GAAP for the periods discussed herein.

[2]	See section titled “Newmark Spin-Off” later in this document for information regarding the Spin-Off and BGC’s continuing operations.
[3]

For the purposes of this document, all of the Company’s fully electronic businesses may be collectively referred to as “Fenics”. Fenics includes revenues from fully electronic brokerage, as well as data, software, and post-trade services.

sale of CSC Commodities. Revenues from equities, insurance, and other asset classes increased 19 percent, due largely to the acquisition of Ed Broking.4

“Revenues from our Fenics high margin data, software, and post-trade business were up by 22 percent. We recently launched Fenics Global Options (“Fenics GO”), our new electronic trading platform for the arrangement and execution of exchange listed equity futures and options, while our Capitalab business launched its SGX Nikkei 225 options compression service for Equity Derivatives in collaboration with Singapore Exchange Limited.

Our Fenics UST platform continues to gain market share and set a new record this week. We expect Fenics to drive the revenue and earnings of the Company over time as we further invest in technology, convert our voice and hybrid business to more profitable fully electronic trading, and continue to roll out new products and services.”

Dividend Information

On July 24, 2019, BGC Partners’ Board of Directors declared a quarterly qualified cash dividend of $0.14 per share payable on August 28, 2019 to Class A and Class B common stockholders of record as of August 14, 2019. The ex-dividend date will be August 13, 2019.

Discussion of Financial Results

Unless otherwise stated, all results provided in this document compare the second quarter of 2019 with the year-earlier periods. Certain reclassifications may have been made to previously reported amounts to conform to the current presentation and to show results on a consistent basis across periods. With the exception of reporting Newmark as a discontinued operation and the previously announced new non-GAAP presentation, any such reclassifications would have had no impact on consolidated revenues or earnings under GAAP and would leave consolidated pre- and post-tax Adjusted Earnings for the prior periods essentially unchanged all else being equal. Certain numbers and percentage changes listed throughout this document may not sum due to rounding.

Online Availability of Investor Presentation and Additional Financial Tables

An investor presentation as well as Excel versions of the tables at the end of this document are available for download at http://ir.bgcpartners.com. The Excel tables and presentation contain the results discussed in this document as well as other useful information that may not be contained herein. Those viewing BGC’s financial results release online should see the link to the tables and presentation near the top of the page at http://ir.bgcpartners.com.

Revenues from Continuing Operations

Overall industry volumes tend to be seasonally strongest in the first calendar quarter of the year, sequentially slower in each of the next two quarters, and slowest in the fourth calendar quarter.

Details of Results from Continuing Operations (USD millions)	2Q19	2Q18	Change
Rates revenues	$153.0	$141.4	8.2%
Equities, insurance, and other asset classes revenues	104.9	88.0	19.3%
Foreign exchange revenues	101.9	102.3	(0.4)%
Credit revenues	78.2	75.5	3.5%
Energy and commodities revenues	73.4	56.3	30.5%
Total brokerage revenues	511.4	463.5	10.3%
Data, software, and post-trade revenues	18.7	15.4	21.9%
Interest, fees from related parties, and other revenues	21.0	12.2	72.5%
Total revenues	551.2	491.0	12.2%

[4]

See press releases titled “BGC Partners Completes Acquisition of Ed Broking Group Limited” dated February 1, 2019, “BGC Partners Acquires Poten & Partners, a Leading Ship Brokerage and Consulting Company” dated November 16, 2018, and “BGC Partners, Inc. GFI subsidiary expands Asia footprint with acquisition of energy broker Ginga Petroleum” dated March 12, 2019. BGC discontinued consolidating the results of CSC Commodities UK Limited after January 4, 2019, and closed its sale on January 18, 2019.

Second quarter 2019 revenues would have been approximately $9 million higher, but for the strengthening of the U.S. dollar. This currency headwind was approximately $2 million greater than what the Company had previously guided. Overall industry volumes in rates were higher year-on-year during the quarter, while foreign exchange volumes were generally lower.

In the table below, revenues for Fenics are broken out from the Results from Continuing Operations. Revenues from inter-company data, software, and post-trade are eliminated upon consolidation.

Fenics Results from Continuing Operations (USD millions)	2Q19	2Q18	Change
Total fully electronic brokerage revenues	$53.0	$53.3	(0.5)%
Data, software, and post-trade revenues	18.7	15.4	21.9%
Fenics net revenues	71.8	68.7	4.5%
Data, software, and post-trade revenues (inter-company)	21.2	16.1	31.2%
Total Fenics revenues	92.9	84.8	9.6%

Consolidated Expenses from Continuing Operations5

Consolidated Expenses from Continuing Operations (USD millions)	2Q19	2Q18	Change
Compensation and employee benefits under GAAP	$290.1	$252.3	15.0%
Equity-based compensation and allocations of net income to limited partnership units and FPUs	43.8	45.6	(4.1)%
Non-compensation expenses under GAAP	179.9	148.8	21.0%
Total expenses under GAAP	513.7	446.6	15.0%

Compensation and employee benefits for Adjusted Earnings	288.9	251.3	15.0%
Non-compensation expenses for Adjusted Earnings	162.2	140.3	15.6%
Total expenses for Adjusted Earnings	451.2	391.7	15.2%

The increase in the Company’s expenses from the year ago period was driven by interest expense on the $450 million 5.375% Senior Notes due 2023 and the partial drawdown of its credit facility, as well as the impact of higher variable compensation, recent acquisitions and hires, and increased investment in technology. Expenses under GAAP also included rents incurred for the build-out phase of BGC’s new UK headquarters.

Taxes and Noncontrolling Interest from Continuing Operations

Taxes and Noncontrolling Interest from Continuing Operations (USD millions)	2Q19	2Q18	Change
GAAP provision for income taxes	$15.0	$14.6	2.9%
Provision for income taxes for Adjusted Earnings	11.9	11.2	6.4%
GAAP net income (loss) attributable to noncontrolling interest in subsidiaries	8.2	12.4	(34.0)%
Net income (loss) attributable to noncontrolling interest in subsidiaries for Adjusted Earnings	0.5	2.7	(80.9)%

BGC’s Adjusted Earnings from continuing operations tax rate for the second quarter of 2019 was 11.7 percent, taking our year-to-date tax rate to 11.5 percent, which is consistent with the Company’s current and previous full year 2019 outlook of between 11 percent and 12 percent.

[5]

The line item “Equity-based compensation and allocations of net income to limited partnership units and FPUs” is referred to as “equity-based compensation” for purposes of defining the Company’s non-GAAP results. For the second quarters of 2019 and 2018, GAAP equity-based compensation charges included $4.8 million and $8.1 million, respectively, in allocation of net income to limited partnership units and FPUs, which represents certain BGC employees’ pro-rata portion of net income. For the second quarters of 2019 and 2018, GAAP expenses also included $39.0 million and $37.5 million, respectively, in other equity-based compensation. Please see “Adjusted Earnings Defined” for more information on these aforementioned GAAP charges.

Following the Spin-Off of Newmark, BGC’s noncontrolling interest in subsidiaries declined and its fully-diluted share count increased for all subsequent periods, with no impact on earnings or earnings per share.

Consolidated Share Count from Continuing Operations6

Consolidated Share Count from Continuing Operations (USD millions)	2Q19	2Q18	Change	1Q19
Fully diluted weighted-average share count under GAAP	523.0	322.7	62.1%	516.1
Fully diluted weighted-average share count for Adjusted Earnings	523.0	481.5	8.6%	516.1
Fully diluted spot share count under GAAP and Adjusted Earnings	523.2	485.9	7.7%	516.1

BGC’s fully diluted spot share count for both GAAP and Adjusted Earnings at the end of the second quarter of 2019 was 1.4 percent higher sequentially primarily due to the timing of annual employee bonuses. The fully diluted weighted-average share count under GAAP may differ from the fully diluted weighted-average share count for Adjusted Earnings in order to avoid anti-dilution in certain periods. This also impacts GAAP net income (loss) from continuing operations for fully diluted shares for those periods.

BGC expects its year-end fully diluted share count to grow by between 2.5 percent and 3.5 percent in 2019, compared with 518.8 million at the end of 2018. The Company’s previous outlook for 2019 year-end fully diluted share count growth was between 3 percent and 4 percent year-over-year.7

Select Balance Sheet Data8

Select Balance Sheet Data (USD millions except per share data)	June 30, 2019	December 31, 2018
Cash and cash equivalents	$399.4	$336.5
Liquidity	460.9	410.9
Notes payable and other borrowings	1,062.2	763.5
Book value per share	2.23	2.28
Total capital	876.4	887.9

The quarter-end balance sheet figures reflect the Company’s partial draw down from its credit facility in the first and second quarters of 2019 to finance acquisitions and for general corporate purposes, cash paid with respect to annual employee bonuses, ordinary movements in working capital, and the Company continuing to invest in new revenue-generating hires and businesses.

Outlook

Metric	Guidance	Actual
	3Q19	3Q18
Revenues (USD millions)	$490-530	$455.6
Adjusted Earnings before noncontrolling interest in subsidiaries and taxes (USD millions)	$80-95	$89.5
	FY 2019	FY 2018
Adjusted Earnings Tax Rate (%)	11 to 12%	11.7%
Year-end Fully Diluted Spot Share Count Growth (%)	2.5-3.5%	11.0%

This share count outlook assumes no material acquisitions, buybacks, or meaningful changes to the Company’s stock price.

[6]	“Spot” is used interchangeably with the end-of-period share count.
[7]

For more information, see the May 7, 2019 press release titled “BGC Partners Reports First Quarter 2019 Financial Results” and the corresponding Securities and Exchange Commission filing on Form 8-K made on the same date.

[8]

Liquidity is the sum of cash and cash equivalents plus marketable securities that have not been financed, reverse repurchase agreements if any, and securities owned, less securities loaned and repurchase agreements. “Cash segregated under regulatory requirements” is not included in liquidity. Total capital is defined as redeemable partnership interest, total stockholders' equity and noncontrolling interest in subsidiaries.

BGC Conference Call and Investor Presentation

BGC will host a conference call on the date of this release at 10:00 a.m. ET to discuss these results. A webcast of the call, along with an investor presentation summarizing BGC’s consolidated non-GAAP results, will be accessible via the following:

http://ir.bgcpartners.com (an HTML version with Excel financial tables or PDF)

http://ir.bgcpartners.com/news-releases (an HTML version with Excel financial tables or PDF)

http://bgcpartners.com/category/bgc-releases/ (PDF only)

A listing of minimum system requirements can be found here:

http://event.on24.com/view/help/ehelp.html?text_language_id=en&fh=true&flashconsole=true&ngwebcast=true

A webcast replay of the conference call is expected to be accessible at http://ir.bgcpartners.com within 24 hours of the live call and will be available for 365 days following the call. Additionally, call participants may dial in with the following information:

LIVE CALL

Date - Start Time:	7/25/2019 at 10:00 a.m. ET
U.S. Dial In:	1-844-309-0609
International Dial In:	1-574-990-9937
Passcode:	409-7165

REPLAY

Available From – To:	7/25/2019 1:00 p.m. ET – 8/1/2019 1:00 p.m. ET
U.S. Dial In:	1-855-859-2056
International Dial In:	1-404-537-3406
Passcode:	409-7165

(Note: If clicking on the above links does not open up a new web page, you may need to cut and paste the above URLs into your browser's address bar.)

BGC PARTNERS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(in thousands, except per share data)

(unaudited)

	June 30,	December 31,
	2019	2018
Assets
Cash and cash equivalents	$399,429	$336,535
Cash segregated under regulatory requirements	216,690	80,243
Securities owned	62,085	58,408
Marketable securities	12,772	32,064
Receivables from broker-dealers, clearing organizations, customers and related broker-dealers	2,273,726	941,866
Accrued commissions and other receivables, net	602,279	516,091
Loans, forgivable loans and other receivables from employees and partners, net	259,400	216,868
Fixed assets, net	179,324	157,169
Investments	36,661	35,403
Goodwill	560,284	504,646
Other intangible assets, net	310,751	298,779
Receivables from related parties	6,279	7,748
Other assets	472,138	246,937
Total assets	$5,391,818	$3,432,757

Liabilities, Redeemable Partnership Interest, and Equity
Short-term borrowings	$5,219	$5,162
Repurchase agreements	1,100	986
Securities loaned	12,290	15,140
Accrued compensation	205,405	195,234
Payables to broker-dealers, clearing organizations, customers and related broker-dealers	2,107,383	769,833
Payables to related parties	66,743	40,155
Accounts payable, accrued and other liabilities	1,055,082	754,819
Notes payable and other borrowings	1,062,221	763,548
Total liabilities	4,515,443	2,544,877
Redeemable partnership interest	24,929	24,706
Equity
Stockholders' equity:
Class A common stock, par value $0.01 per share; 750,000 shares authorized; 348,374 and 341,745 shares issued at June 30, 2019 and December 31, 2018, respectively; and 297,871 and 291,475 shares outstanding at
June 30, 2019 and December 31, 2018, respectively	3,484	3,417
Class B common stock, par value $0.01 per share; 150,000 shares authorized;
45,884 shares issued and outstanding at June 30, 2019 and
December 31, 2018, respectively, convertible into Class A common stock	459	459
Additional paid-in capital	2,228,854	2,208,221
Treasury stock, at cost: 50,503 and 50,270 shares of Class A common stock at
June 30, 2019 and December 31, 2018, respectively	(315,210)	(314,240)
Retained deficit	(1,124,860)	(1,105,019)
Accumulated other comprehensive income (loss)	(26,390)	(24,465)
Total stockholders' equity	766,337	768,373
Noncontrolling interest in subsidiaries	85,109	94,801
Total equity	851,446	863,174
Total liabilities, redeemable partnership interest and equity	$5,391,818	$3,432,757

BGC PARTNERS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Revenues:
Commissions	$420,969	$378,487	$850,489	$786,344
Principal transactions	90,432	84,988	174,662	176,906
Total brokerage revenues	511,401	463,475	1,025,151	963,250

Fees from related parties	7,221	5,934	13,016	12,233
Data, software and post-trade	18,741	15,370	36,651	30,469
Interest income	7,813	4,940	11,478	7,615
Other revenues	6,011	1,324	9,642	2,250
Total revenues	551,187	491,043	1,095,938	1,015,817

Expenses:
Compensation and employee benefits	290,071	252,250	578,071	530,097
Equity-based compensation and allocations of net income
to limited partnership units and FPUs	43,752	45,602	55,893	84,991
Total compensation and employee benefits	333,823	297,852	633,964	615,088
Occupancy and equipment	45,109	34,365	91,111	71,512
Fees to related parties	6,457	5,882	9,384	9,933
Professional and consulting fees	23,347	20,001	43,352	37,909
Communications	29,974	30,729	60,385	62,128
Selling and promotion	21,491	17,855	39,893	34,080
Commissions and floor brokerage	16,791	15,345	31,409	29,260
Interest expense	14,985	10,028	28,183	19,396
Other expenses	21,765	14,548	45,780	31,886
Total non-compensation expenses	179,919	148,753	349,497	296,104
Total expenses	513,742	446,605	983,461	911,192

Other income (losses), net:
Gains (losses) on divestitures and sale of investments	(1,619)	—	18,435	—
Gains (losses) on equity method investments	738	1,011	1,521	3,635
Other income (loss)	194	1,481	21,396	32,892
Total other income (losses), net	(687)	2,492	41,352	36,527

Income (loss) from continuing operations before income taxes	36,758	46,930	153,829	141,152

Provision (benefit) for income taxes	14,993	14,571	44,890	36,121
Consolidated net income (loss) from continuing operations	21,765	32,359	108,939	105,031
Consolidated net income (loss) from discontinued operations, net of tax	—	17,631	—	42,390
Consolidated net income (loss)	$21,765	$49,990	$108,939	$147,421

Less: Net income (loss) from continuing operations attributable to
noncontrolling interest in subsidiaries	8,154	12,358	33,460	41,032
Less: Net income (loss) from discontinued operations attributable to
noncontrolling interest in subsidiaries	—	2,429	—	12,412

Net income (loss) available to common stockholders	$13,611	$35,203	$75,479	$93,977

BGC PARTNERS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

Continued

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Per share data:
Basic earnings (loss) per share from continuing operations
Net income (loss) from continuing operations available to common stockholders	$13,611	$20,001	$75,479	$63,999
Basic earnings (loss) per share from continuing operations	$0.04	$0.06	$0.22	$0.20
Basic weighted-average shares of common stock outstanding	341,272	321,199	339,845	314,501

Fully diluted earnings (loss) per share from continuing operations
Net income (loss) from continuing operations for fully diluted shares	$21,010	$20,001	$100,195	$87,517
Fully diluted earnings (loss) per share from continuing operations	$0.04	$0.06	$0.21	$0.20
Fully diluted weighted-average shares of common stock outstanding	522,984	322,720	467,232	429,070

Non-GAAP Financial Measures

This document contains non-GAAP financial measures that differ from the most directly comparable measures calculated and presented in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”). Non-GAAP financial measures used by the Company include “Adjusted Earnings before noncontrolling interests and taxes”, which is used interchangeably with “pre-tax Adjusted Earnings”; “Post-tax Adjusted Earnings to fully diluted shareholders”, which is used interchangeably with “post-tax Adjusted Earnings”; “Adjusted EBITDA”; and “Liquidity”. The definitions of these terms are below.

Adjusted Earnings Defined

BGC uses non-GAAP financial measures, including “Adjusted Earnings before noncontrolling interests and taxes” and “Post-tax Adjusted Earnings to fully diluted shareholders”, which are supplemental measures of operating results used by management to evaluate the financial performance of the Company and its consolidated subsidiaries. BGC believes that Adjusted Earnings best reflect the operating earnings generated by the Company on a consolidated basis and are the earnings which management considers when managing its business.

As compared with “Income (loss) from continuing operations before income taxes” and “Net income (loss) from continuing operations for fully diluted shares”, both prepared in accordance with GAAP, Adjusted Earnings calculations primarily exclude certain non-cash items and other expenses that generally do not involve the receipt or outlay of cash by the Company and/or which do not dilute existing stockholders. In addition, Adjusted Earnings calculations exclude certain gains and charges that management believes do not best reflect the ordinary results of BGC. Adjusted Earnings is calculated by taking the most comparable GAAP measures and making adjustments for certain items with respect to compensation expenses, non-compensation expenses, and other income, as discussed below.

Calculations of Compensation Adjustments for Adjusted Earnings and Adjusted EBITDA

The Company’s Adjusted Earnings and Adjusted EBITDA measures exclude all GAAP charges included in the line item “Equity-based compensation and allocations of net income to limited partnership units and FPUs” (or “equity-based compensation” for purposes of defining the Company’s non-GAAP results) as recorded on the Company’s GAAP Consolidated Statements of Operations and GAAP Consolidated Statements of Cash Flows. These GAAP equity-based compensation charges reflect the following items:

*

Charges with respect to grants of exchangeability, which reflect the right of holders of limited partnership units with no capital accounts, such as LPUs and PSUs, to exchange these units into shares of common stock, or into partnership units with capital accounts, such as HDUs, as well as cash paid with respect to taxes withheld or expected to be owed by the unit holder upon such exchange. The withholding taxes related to the exchange of certain non-exchangeable units without a capital account into either common shares or units with a capital account may be funded by the redemption of preferred units such as PPSUs.

*

Charges with respect to preferred units. Any preferred units would not be included in the Company’s fully diluted share count because they cannot be made exchangeable into shares of common stock and are entitled only to a fixed distribution. Preferred units are granted in connection with the grant of certain limited partnership units that may be granted exchangeability at ratios designed to cover any withholding taxes expected to be paid by the unit holder upon exchange. This is an alternative to the common practice among public companies of issuing the gross amount of shares to employees, subject to cashless withholding of shares, to pay applicable withholding taxes.

*

GAAP equity-based compensation charges with respect to the grant of an offsetting amount of common stock or partnership units with capital accounts in connection with the redemption of non-exchangeable units, including PSUs and LPUs.

*	Charges related to amortization of RSUs and limited partnership units.
*	Charges related to grants of equity awards, including common stock or partnership units with capital accounts.
*	Allocations of net income to limited partnership units and FPUs. Such allocations represent the pro-rata portion of post-tax GAAP earnings available to such unit holders.

The amount of certain quarterly equity-based compensation charges are based upon the Company’s estimate of such expected charges during the annual period, as described further below under “Methodology for Calculating Adjusted Earnings Taxes.”

Virtually all of BGC’s key executives and producers have equity or partnership stakes in the Company and its subsidiaries and generally receive deferred equity or limited partnership units as part of their compensation. A significant percentage of BGC’s fully diluted shares are owned by its executives, partners and employees. The Company issues limited partnership units as well as other forms of equity-based compensation, including grants of exchangeability into shares of common stock, to provide liquidity to its employees, to align the interests of its employees and management with those of common stockholders, to help motivate and retain key employees, and to encourage a collaborative culture that drives cross-selling and revenue growth.

All share equivalents that are part of the Company’s equity-based compensation program, including REUs, PSUs, LPUs, HDUs, and other units that may be made exchangeable into common stock, as well as RSUs (which are recorded using the treasury stock method), are included in the fully diluted share count when issued or at the beginning of the subsequent quarter after the date of grant. Generally, limited partnership units other than preferred units are expected to be paid a pro-rata distribution based on BGC’s calculation of Adjusted Earnings per fully diluted share.

Compensation charges are also adjusted for certain other non-cash items, including those related to the amortization of GFI employee forgivable loans granted prior to the closing of the January 11, 2016 back-end merger with GFI.

Calculation of Non-Compensation Adjustments for Adjusted Earnings

Adjusted Earnings calculations may also exclude items such as:

*	Non-cash GAAP charges related to the amortization of intangibles with respect to acquisitions;
*	Acquisition related costs;
*	Certain non-cash charges of amortized rents;
*	Non-cash GAAP asset impairment charges; and
*	Various other GAAP items that management views as not reflective of the Company’s underlying performance.

Calculation of Adjustments for Other (income) losses for Adjusted Earnings

Adjusted Earnings calculations also exclude certain other non-cash, non-dilutive, and/or non-economic items, which may, in some periods, include:

*	Gains or losses on divestitures;
*	Fair value adjustment of investments;
*	Certain other GAAP items, including gains or losses related to BGC's investments accounted for under the equity method; and
*	Any unusual, one-time, non-ordinary, or non-recurring gains or losses.

Methodology for Calculating Adjusted Earnings Taxes

Although Adjusted Earnings are calculated on a pre-tax basis, BGC also reports post-tax Adjusted Earnings to fully diluted shareholders. The Company defines post-tax Adjusted Earnings to fully diluted shareholders as pre-tax Adjusted Earnings reduced by the non-GAAP tax provision described below and net income (loss) attributable to noncontrolling interest for Adjusted Earnings.

The Company calculates its tax provision for post-tax Adjusted Earnings using an annual estimate similar to how it accounts for its income tax provision under GAAP. To calculate the quarterly tax provision under GAAP, BGC estimates its full fiscal year GAAP income (loss) from continuing operations before income taxes and noncontrolling interests in subsidiaries and the expected inclusions and deductions for income tax purposes, including expected equity-based compensation during the annual period. The resulting annualized tax rate is applied to BGC’s quarterly GAAP income (loss) from operations before income taxes and noncontrolling interests in subsidiaries. At the end of the annual period, the Company updates its estimate to reflect the actual tax amounts owed for the period.

To determine the non-GAAP tax provision, BGC first adjusts pre-tax Adjusted Earnings by recognizing any, and only, amounts for which a tax deduction applies under applicable law. The amounts include charges with respect to equity-based compensation; certain charges related to employee loan forgiveness; certain net operating loss carryforwards when taken for statutory purposes; and certain charges related to tax goodwill amortization. These adjustments may also reflect timing and measurement differences, including treatment of employee loans; changes in the value of units between the dates of grants of exchangeability and the date of actual unit exchange; variations in the value of certain deferred tax assets; and liabilities and the different timing of permitted deductions for tax under GAAP and statutory tax requirements.

After application of these adjustments, the result is the Company’s taxable income for its pre-tax Adjusted Earnings, to which BGC then applies the statutory tax rates to determine its non-GAAP tax provision. BGC views the effective tax rate on pre-tax Adjusted Earnings as equal to the amount of its non-GAAP tax provision divided by the amount of pre-tax Adjusted Earnings.

Generally, the most significant factor affecting this non-GAAP tax provision is the amount of charges relating to equity-based compensation. Because the charges relating to equity-based compensation are deductible in accordance with applicable tax laws, increases in such charges have the effect of lowering the Company’s non-GAAP effective tax rate and thereby increasing its post-tax Adjusted Earnings.

BGC incurs income tax expenses based on the location, legal structure and jurisdictional taxing authorities of each of its subsidiaries. Certain of the Company’s entities are taxed as U.S. partnerships and are subject to the Unincorporated Business Tax (“UBT”) in New York City. Any U.S. federal and state income tax liability or benefit related to the partnership income or loss, with the exception of UBT, rests with the unit holders rather than with the partnership entity. The Company’s consolidated financial statements include U.S. federal, state and local income taxes on the Company’s allocable share of the U.S. results of operations. Outside of the U.S., BGC is expected to operate principally through subsidiary corporations subject to local income taxes. For these reasons, taxes for Adjusted Earnings are expected to be presented to show the tax provision the consolidated Company would expect to pay if 100 percent of earnings were taxed at global corporate rates.

Calculations of Pre- and Post-Tax Adjusted Earnings per Share

BGC’s pre- and post-tax Adjusted Earnings per share calculations assume either that:

*	The fully diluted share count includes the shares related to any dilutive instruments, but excludes the associated expense, net of tax, when the impact would be dilutive; or
*	The fully diluted share count excludes the shares related to these instruments, but includes the associated expense, net of tax.

The share count for Adjusted Earnings excludes certain shares and share equivalents expected to be issued in future periods but not yet eligible to receive dividends and/or distributions. Each quarter, the dividend payable to BGC’s stockholders, if any, is expected to be determined by the Company’s Board of Directors with reference to a number of factors, including post-tax Adjusted Earnings per share. BGC may also pay a pro-rata distribution of net income to limited partnership units, as well as to Cantor for its noncontrolling interest. The amount of this net income, and therefore of these payments per unit, would be determined using the above definition of Adjusted Earnings per share on a pre-tax basis.

The declaration, payment, timing and amount of any future dividends payable by the Company will be at the discretion of its Board of Directors using the fully diluted share count. For more information on any share count adjustments, see the table titled “Fully Diluted Weighted-Average Share Count under GAAP and for Adjusted Earnings from Continuing Operations”.

Management Rationale for Using Adjusted Earnings

BGC’s calculation of Adjusted Earnings excludes the items discussed above because the Company views doing so as a better reflection of BGC’s ongoing operations. Management uses Adjusted Earnings in part to help it evaluate, among other things, the overall performance of the Company’s business, to make decisions with respect to the Company’s operations, and to determine the amount of dividends payable to common stockholders and distributions payable to holders of limited partnership units. Dividends payable to common stockholders and distributions payable to holders of limited partnership units are included within “Dividends to stockholders” and “Earnings distributions to limited partnership interests and noncontrolling interests,” respectively, in our unaudited, condensed, consolidated statements of cash flows.

The term “Adjusted Earnings” should not be considered in isolation or as an alternative to GAAP net income (loss). The Company views Adjusted Earnings as a metric that is not indicative of liquidity, or the cash available to fund its operations, but rather as a performance measure. Pre- and post-tax Adjusted Earnings, as well as related measures, are not intended to replace the Company’s presentation of its GAAP financial results. However, management believes that these measures help provide investors with a clearer understanding of BGC’s financial performance and offer useful information to both management and investors regarding certain financial and business trends related to the Company’s financial condition and results of operations. Management believes that the GAAP and Adjusted Earnings measures of financial performance should be considered together.

For more information regarding Adjusted Earnings, see the sections of this document and/or the Company’s most recent financial results press release titled “Reconciliation of GAAP Income (Loss) from Continuing Operations before Income Taxes to Adjusted Earnings from Continuing Operations and GAAP Fully Diluted EPS from Continuing Operations to Post-Tax Adjusted EPS from Continuing Operations”, including the related footnotes, for details about how BGC’s non-GAAP results are reconciled to those under GAAP.

Adjusted EBITDA Defined

BGC also provides an additional non-GAAP financial performance measure, “Adjusted EBITDA”, which it defines as GAAP “Net income (loss) from continuing operations available to common stockholders”, adjusted to add back the following items:

*	Provision (benefit) for income taxes;
*	Net income (loss) from continuing operations attributable to noncontrolling interest in subsidiaries;
*	Interest expense;
*	Fixed asset depreciation and intangible asset amortization;
*	Equity-based compensation and allocations of net income to limited partnership units and FPUs;
*	Impairment of long-lived assets;
*	(Gains) losses on equity method investments; and
*	Certain other non-cash GAAP items, such as non-cash charges of amortized rents incurred by the Company for its new UK based headquarters.

The Company’s management believes that its Adjusted EBITDA measure is useful in evaluating BGC’s operating performance, because the calculation of this measure generally eliminates the effects of financing and income taxes and the accounting effects of capital spending and acquisitions, which would include impairment charges of goodwill and intangibles created from acquisitions. Such items may vary for different companies for reasons unrelated to overall operating performance. As a result, the Company’s management uses this measure to evaluate operating performance and for other discretionary purposes. BGC believes that Adjusted EBITDA is useful to investors to assist them in getting a more complete picture of the Company’s financial results and operations.

Since BGC’s Adjusted EBITDA is not a recognized measurement under GAAP, investors should use this measure in addition to GAAP measures of net income when analyzing BGC’s operating performance. Because not all companies use identical EBITDA calculations, the Company’s presentation of Adjusted EBITDA may not be comparable to similarly titled measures of other companies. Furthermore, Adjusted EBITDA is not intended to be a measure of free cash flow or GAAP cash flow from operations because the Company’s Adjusted EBITDA does not consider certain cash requirements, such as tax and debt service payments.

For more information regarding Adjusted EBITDA, see the section of this document and/or the Company’s most recent financial results press release titled “Reconciliation of GAAP Income (Loss) from Continuing Operations Available to Common Stockholders to Adjusted EBITDA from Continuing Operations”, including the footnotes to the same, for details about how BGC’s non-GAAP results are reconciled to those under GAAP.

Timing of Outlook for Certain GAAP and Non-GAAP Items

BGC anticipates providing forward-looking guidance for GAAP revenues and for certain non-GAAP measures from time to time. However, the Company does not anticipate providing an outlook for other GAAP results. This is because certain GAAP items, which are excluded from Adjusted Earnings and/or Adjusted EBITDA, are difficult to forecast with precision before the end of each period. The Company therefore believes that it is not possible for it to have the required information necessary to forecast GAAP results or to quantitatively reconcile GAAP forecasts to non-GAAP forecasts with sufficient precision without unreasonable efforts. For the same reasons, the Company is unable to address the probable significance of the unavailable information. The relevant items that are difficult to predict on a quarterly and/or annual basis with precision and may materially impact the Company’s GAAP results include, but are not limited, to the following:

*	Certain equity-based compensation charges that may be determined at the discretion of management throughout and up to the period-end;
*	Unusual, one-time, non-ordinary, or non-recurring items;
*

The impact of gains or losses on certain marketable securities, as well as any gains or losses related to associated mark-to- market movements and/or hedging. These items are calculated using period-end closing prices;

*	Non-cash asset impairment charges, which are calculated and analyzed based on the period-end values of the underlying assets. These amounts may not be known until after period-end;
*	Acquisitions, dispositions and/or resolutions of litigation, which are fluid and unpredictable in nature.

Liquidity Defined

BGC may also use a non-GAAP measure called “liquidity”. The Company considers liquidity to be comprised of the sum of cash and cash equivalents, reverse repurchase agreements (if any), securities owned, and marketable securities, less securities lent out in securities loaned transactions and repurchase agreements (if any). The Company considers liquidity to be an important metric for determining the amount of cash that is available or that could be readily available to the Company on short notice.

For more information regarding Liquidity, see the section of this document and/or the Company’s most recent financial results press release titled “Liquidity Analysis from Continuing Operations”, including any footnotes to the same, for details about how BGC’s non-GAAP results are reconciled to those under GAAP.

BGC PARTNERS, INC.

RECONCILIATION OF GAAP INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES TO ADJUSTED EARNINGS FROM CONTINUING OPERATIONS AND GAAP FULLY DILUTED EPS FROM CONTINUING OPERATIONS TO POST-TAX ADJUSTED EPS FROM CONTINUING OPERATIONS

(in thousands, except per share data)

(unaudited)

	Q2 2019	Q2 2018
GAAP income (loss) from continuing operations before income taxes	$36,758	$46,930

Pre-tax adjustments:
Compensation adjustments:
Equity-based compensation and allocations of net income to
limited partnership units and FPUs (1)	43,752	45,602
Other compensation charges (2)	1,141	907
Total compensation adjustments	44,893	46,509

Non-compensation adjustments:
Amortization of intangibles (3)	8,312	6,307
Acquisition related costs	1,418	360
Amortization of rent expense (4)	2,247	—
Impairment charges	896	—
Other (5)	4,795	1,773
Total non-compensation adjustments	17,668	8,440

Other income (losses), net adjustments:
Losses (gains) on divestitures	1,619	—
Fair value adjustment of investments (6)	—	(432)
Other net (gains) losses (7)	1,338	10
Total other income (losses), net adjustments	2,957	(422)

Total pre-tax adjustments	65,518	54,527

Adjusted Earnings from continuing operations before noncontrolling
interest in subsidiaries and taxes	$102,276	$101,457

GAAP net income (loss) from continuing operations available to common stockholders	$13,611	$20,001
Allocation of net income (loss) from continuing operations to
non-controlling interest in subsidiaries (8)	7,636	9,642
Total pre-tax adjustments (from above)	65,518	54,527
Income tax adjustment to reflect Adjusted Earnings taxes (9)	3,061	3,358

Post-tax Adjusted Earnings from continuing operations	$89,826	$87,528

Per Share Data

GAAP fully diluted earnings (loss) per share from continuing operations	$0.04	$0.06
Less: Allocations of net income (loss) from continuing operations to limited
partnership units, FPUs, and noncontrolling interest in subsidiaries, net of tax	—	—
Total pre-tax adjustments (from above)	0.13	0.11
Income tax adjustment to reflect Adjusted Earnings taxes	0.01	0.01
Post-tax Adjusted Earnings per share from continuing operations	$0.17	$0.18
Fully diluted weighted-average shares of common stock outstanding	522,984	481,461
Dividends declared per share of common stock	$0.14	$0.18
Dividends declared and paid per share of common stock	$0.14	$0.18

Please see footnotes to this table on the next page.

(1) GAAP equity-based compensation charges in the second quarter of 2019 include $4.8 million of allocations of net income to limited partnership units and FPUs. Such charges represent certain BGC employees’ pro-rata portion of net income. In the second quarter of 2018, the comparable GAAP expense was $8.1 million. In the second quarters of 2019 and 2018, GAAP compensation charges included an additional $39.0 million and $37.5 million, respectively, in other charges relating to equity-based compensation.

(2) In the second quarters of 2019 and 2018, GAAP expenses included non-cash charges of $0.2 million and $0.9 million, respectively, related to the amortization of GFI employee forgivable loans granted prior to the closing of the January 11, 2016 back-end merger with GFI. GAAP expenses in the second quarter of 2019 also included certain acquisition-related compensation expenses of $0.9 million.

(3) Includes non-cash GAAP charges related to the amortization of intangibles with respect to acquisitions.

(4) Includes certain non-cash charges of amortized rents incurred by the Company during the build-out phase of the Company’s new UK based headquarters.

(5) Includes various other GAAP items.

(6) Includes non-cash gains of $0.4 million, related to fair value adjustments of investments held by BGC in the second quarter of 2018.

(7) For the second quarters of 2019 and 2018, includes non-cash gains of $0.7 million and $1.9 million, respectively, related to BGC's investments accounted for under the equity method. Also includes net losses of $2.1 million and $1.9 million for various other GAAP items for the second quarters of 2019 and 2018, respectively.

(8) Primarily represents Cantor's pro-rata portion of net income.

(9) BGC's GAAP provision for income taxes is calculated based on annualized methodology. The Company's GAAP provision for income taxes was $15.0 million and $14.6 million for the second quarters of 2019 and 2018, respectively. The Company includes additional tax-deductible items when calculating the provision for taxes with respect to Adjusted Earnings using an annualized methodology. These include tax-deductions related to equity-based compensation with respect to limited partnership unit exchange, employee loan amortization, and certain net-operating loss carryforwards. The non-GAAP provision for income taxes was adjusted ($3.1) million and ($3.4) million for the second quarters of 2019 and 2018, respectively. As a result, the provision for income taxes with respect to Adjusted Earnings was $11.9 million and $11.2 million for the second quarters of 2019 and 2018, respectively. The calculation of taxes for Adjusted Earnings excluded the effect of the 2017 U.S. Tax Cuts and Jobs Act.

Note: Certain numbers may not add due to rounding.

BGC PARTNERS, INC.

FULLY DILUTED WEIGHTED-AVERAGE SHARE COUNT

UNDER GAAP AND FOR ADJUSTED EARNINGS FROM CONTINUING OPERATIONS

(in thousands)

(unaudited)

	Q2 2019	Q2 2018

Common stock outstanding	341,272	321,199
Limited partnership units	115,433	—
Cantor units	52,363	—
Founding partner units	12,483	—
RSUs	57	311
Other	1,376	1,210
Fully diluted weighted-average share count under GAAP from continuing operations	522,984	322,720

Non-GAAP Adjustments:
Limited partnership units	—	96,162
Cantor units	—	50,439
Founding partner units	—	12,140

Fully diluted weighted-average share count for Adjusted Earnings from continuing operations	522,984	481,461

BGC PARTNERS, INC.

LIQUIDITY ANALYSIS FROM CONTINUING OPERATIONS

(in thousands)

(unaudited)

	June 30, 2019	December 31, 2018

Cash and cash equivalents	$399,429	$336,535
Repurchase agreements	(1,100)	(986)
Securities owned	62,085	58,408
Marketable securities (1)	482	16,924
Total liquidity	$460,896	$410,881

(1) As of June 30, 2019 and December 31, 2018, $12.3 million and $15.1 million, respectively, of Marketable securities on our balance sheet were lent out in Securities loaned transactions and therefore are not included as part of our Liquidity Analysis.

BGC PARTNERS, INC.

RECONCILIATION OF GAAP NET INCOME (LOSS) FROM CONTINUING OPERATIONS AVAILABLE TO COMMON STOCKHOLDERS TO ADJUSTED EBITDA FROM CONTINUING OPERATIONS

(in thousands)

(unaudited)

	Q2 2019	Q2 2018
GAAP net income (loss) from continuing operations available to common stockholders	$13,611	$20,001

Add back:

Provision (benefit) for income taxes	14,993	14,571

Net income (loss) from continuing operations attributable to noncontrolling interest in subsidiaries (1)	8,154	12,358

Interest expense	14,985	10,028

Fixed asset depreciation and intangible asset amortization	20,070	16,275

Equity-based compensation and allocations of net income to limited partnership units and FPUs (2)	43,752	45,602

Impairment of long-lived assets	684	1,835

(Gains) losses on equity method investments (3)	(738)	(1,011)

Other non-cash GAAP items (4)	1,110	—

Adjusted EBITDA from continuing operations	$116,621	$119,659

(1) Primarily represents Cantor's pro-rata portion of net income.

(2) Represents BGC employees' pro-rata portion of net income and non-cash and non-dilutive charges relating to equity-based compensation.

(3) Non-cash gains related to BGC's investments accounted for under the equity method.

(4) Non-cash charges of amortized rents incurred by the Company during the build-out phase of the Company’s new UK based headquarters.

BGC Partners, Inc. Quarterly and Annual Market Activity Report

The following table provides certain volume and transaction count information on BGC Partners’ fully electronic system for the periods indicated.

				% Change	% Change
	2Q18	1Q19	2Q19	Q2'19 vs. Q2'18	Q2'19 vs. Q1'19
Notional Volume (in $US billions)
Fully Electronic Rates	2,844	3,791	3,118	9.6%	(17.7%)
Fully Electronic FX	2,629	2,416	2,269	(13.7%)	(6.1%)
Fully Electronic Credit	554	493	433	(21.9%)	(12.2%)
Fully Electronic Equities & Other	2	3	6	144.1%	76.5%
Total Fully Electronic Volume	6,029	6,703	5,826	(3.4%)	(13.1%)

HYBRID
Total Hybrid Volume	74,202	68,826	66,619	(10.2%)	(3.2%)
Total Hybrid & Fully Electronic Volume	80,231	75,529	72,445	(9.7%)	(4.1%)

Transaction Count
Fully Electronic Rates	152,925	249,216	421,270	175.5%	69.0%
Fully Electronic FX	2,453,048	2,484,115	2,374,249	(3.2%)	(4.4%)
Fully Electronic Credit	75,174	74,900	59,542	(20.8%)	(20.5%)
Fully Electronic Equities & Other	1,068	1,941	1,152	7.9%	(40.6%)
Total Fully Electronic Transactions	2,682,215	2,810,172	2,856,213	6.5%	1.6%

HYBRID
Total Hybrid Transactions	1,251,651	1,265,463	1,282,840	2.5%	1.4%
Total Hybrid and Fully Electronic Transactions	3,933,866	4,075,635	4,139,053	5.2%	1.6%

Trading Days	62	61	63

Note:  “Hybrid” is defined as transactions involving some element of electronic trading but executed by BGC's brokers, exclusive of voice-only transactions. “Fully Electronic” involves customer-to-customer trades, free from broker execution. Certain information may have been recast with current estimates to reflect changes in reporting methodology. Such revisions have no impact on the Company’s revenues or earnings.

Other Items of Note

“Cash segregated under regulatory requirements” increased mainly due to the acquisition of Ed Broking Group.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). This standard requires lessees to recognize a right-of-use (“ROU”) asset and lease liability for all leases with terms of more than 12 months. Recognition, measurement and presentation of expenses will depend on classification as a finance or operating lease. The amendments also require certain quantitative and qualitative disclosures. These impacts were approximately $176.1 million and $193.1 million in Total Assets and Total Liabilities, respectively, as of June 30, 2019. For additional information regarding the adoption of ASC 842, please see the section titled “New Accounting Pronouncements” in BGC’s Annual Reports on Form 10-K as filed with the Securities and Exchange Commission.

Newmark Spin-Off

The Spin-Off included the shares of Newmark Class A and Class B common stock owned by BGC, as well as the shares of Newmark common stock into which the limited partnership units of Newmark Holdings, L.P. and Newmark Partners, L.P. owned by BGC were exchanged prior to and in connection with the Spin-Off. For more information, see the press release titled “BGC Partners Announces Completion of Spin-Off of Newmark” dated November 30, 2018, and the related filing on Form 8-K filed before market open on December 6, 2018. Unless otherwise stated, all the tables and financial results in this document through the Outlook section reflect continuing operations of BGC and will not match the results and tables in the Company’s press release for the second quarter of 2018 dated August 2, 2018. The financial results from continuing operations of BGC do not present a distinct corporate segment and are generally comparable to the stand-alone results for BGC Partners excluding Newmark Group, referred to as “post-spin BGC” in previous documents. Post-spin BGC represented what BGC financial results would have been had the Spin-Off of Newmark occurred prior to the Distribution date of November 30, 2018. Post-spin BGC can also be defined as the results for BGC’s Financial Services segment plus its pro-rata portion of corporate items.

About BGC Partners, Inc.

BGC Partners is a leading global brokerage and financial technology company. BGC’s offerings include fixed income securities, interest rate swaps, foreign exchange, equities, equity derivatives, credit derivatives, commodities, futures, and structured products. BGC provides a wide range of services, including trade execution, broker-dealer services, clearing, trade compression, post trade, information, and other services to a broad range of financial and non-financial institutions. Through brands including Fenics, BGC Trader, Capitalab, Lucera, and Fenics Market Data, BGC offers financial technology solutions, market data, and analytics related to numerous financial instruments and markets. BGC, BGC Trader, GFI, Fenics, Fenics Market Data, Capitalab, and Lucera are trademarks/service marks and/or registered trademarks/service marks of BGC Partners, Inc. and/or its affiliates.

BGC’s customers include many of the world’s largest banks, broker-dealers, investment banks, trading firms, hedge funds, governments, corporations, and investment firms. BGC’s Class A common stock trades on the NASDAQ Global Select Market under the ticker symbol “BGCP”. BGC Partners is led by Chairman and Chief Executive Officer Howard W. Lutnick. For more information, please visit http://www.bgcpartners.com. You can also follow BGC at https://twitter.com/bgcpartners, https://www.linkedin.com/company/bgc-partners and/or http://ir.bgcpartners.com/Investors/default.aspx.

Discussion of Forward-Looking Statements about BGC

Statements in this document regarding BGC that are not historical facts are “forward-looking statements” that involve risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements. Except as required by law, BGC undertakes no obligation to update any forward-looking statements. For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see BGC’s Securities and Exchange Commission filings, including, but not limited to, the risk factors and Special Note on Forward-Looking

Statements set forth in these filings and any updates to such risk factors and Special Note on Forward-Looking Statements contained in subsequent Forms 10-K, Forms 10-Q or Forms 8-K.

Media Contact:

Karen Laureano-Rikardsen
+1 212-829-4975

Investor Contact:
Ujjal Basu Roy or Jason McGruder
+1 212-610-2426